UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 8, 2005

Advanced Photonix, Inc
(Exact Name of Registrant as specified in its Charter)

Delaware	1-11056	33-0325836

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1240 Avenida Acaso, Camarillo, California	93012

(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code:	(805) 987-0146

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
The holders of $1,000,000 of the $5,000,000 of additional investment rights granted in October 2004 to the purchasers of our senior subordinated convertible notes issued in connection with the previously completed private placement have exercised these rights in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 4(2) of that act. We received gross proceeds of $1,000,000 from this exercise which we intend to use for general working capital. The entities which exercised the additional investment rights were all accredited investors. The remaining $4,000,000 of additional investment rights remain outstanding and exercisable by the holders.
In connection with such exercise, we have issued an additional $1,000,000 aggregate principal amount of our senior subordinated convertible notes. The notes are convertible at the option of the holder under certain circumstances into shares of our common stock at an initial conversion price of $2.1156 per share, subject to adjustment. All other terms of such notes are identical to the currently outstanding $5.0 million aggregate principal amount of our senior subordinated convertible notes. In connection with this exercise of the additional investment right, we issued five-year warrants to purchase an aggregate of 170,164 shares of our common stock at an exercise price of $1.78 per share.
Pursuant to a Registration Rights Agreement entered into at closing of the private placement in October 2004, we have agreed to register the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants for resale under the Securities Act of 1933. The notes, the warrants and the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits:

Exhibit Number	Exhibit

99.1	Advanced Photonix, Inc.’s press release dated September 9, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANCED PHOTONIX, INC.

	By:	/s/ Richard Kurtz

Richard Kurtz, Chief Executive Officer

Dated: September 9, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Advanced Photonix, Inc.’s press release dated September 9, 2005.